UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 28, 2018

RYDER SYSTEM, INC.

(Exact name of registrant as specified in its charter)

Florida	1-4364	59-0739250
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

11690 NW 105th Street Miami, Florida	33178
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (305) 500-3726

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement

Five Year Revolving Credit Facility

On September 28, 2018, Ryder System, Inc. (the “Company”) and certain of its subsidiaries entered into a second amended and restated syndicated global multi-currency revolving credit facility (the “Credit Agreement”) with the financial institutions and other lenders named therein, including Bank of America, N.A., as administrative agent, and a syndicate of banks and financial institutions as lenders. The Credit Agreement increases total revolving loan ability to $1.4 billion from $1.2 billion under the Company’s existing global revolving credit facility dated June 8, 2011, as amended. The facility can also be used to issue up to $75 million in letters of credit.

Amounts borrowed under the Credit Agreement are unsecured. The Credit Agreement is scheduled to mature on September 28, 2023 but may be extended for up to two additional years on terms set forth in the Credit Agreement. The maximum amount of outstanding borrowings and letters of credit permitted at any one time under the Credit Agreement is $1,400,000,000, including borrowings of up to $150,000,000 in Canadian Dollars and up to $150,000,000 in Pounds Sterling and/or Euro. The proceeds of the Credit Agreement are to be used for working capital and other general corporate purposes of the Company and its subsidiaries. Borrowings under the Credit Agreement will bear interest at a base rate or at LIBOR for specified interest periods, plus, in each case, a margin determined with reference to the Company’s credit ratings. Based on the Company’s current credit ratings, the applicable margin for LIBOR-based loans would be 1.025% and for loans based on the Bank of America prime rate, the reference rate based upon the U.K. agent and reference banks LIBOR rate or the Federal Funds rate would be 0.025%. In addition, the Company is required to pay the lenders a facility fee on the facility amount (whether or not used) at a rate per annum which is based on the Company’s credit ratings. Based on the Company’s current credit ratings, the annual facility fee will be equal to 0.10%.

The Company has guaranteed the obligations of all subsidiary borrowers under the Credit Agreement. The Credit Agreement contains customary covenants, including covenants applicable to the Company and its subsidiaries limiting the amount of secured indebtedness, liens, substantial asset sales and mergers. Most of these restrictions are subject to certain minimum thresholds and exceptions. The Credit Agreement also contains the following financial covenant: the Company is required to maintain a ratio of (a) the aggregate amount of indebtedness of the Company and its consolidated subsidiaries to (b) consolidated adjusted net worth, not to exceed 3.0 to 1.0.

The Credit Agreement contains no provisions restricting its availability in the event of a material adverse change to the Company’s business operations. The Credit Agreement does include customary events of default which could result in an acceleration or increase in amounts due, including (subject to certain materiality thresholds and grace periods) payment default, failure to comply with covenants, material inaccuracy of representation or warranty, bankruptcy or insolvency proceedings, change of control, ERISA matters and cross-default to other debt agreements.

The lenders and agents (and their respective affiliates) may have provided, and may in the future provide, investment banking, cash management, underwriting, lending, commercial banking, leasing, foreign exchange, trust or other advisory services to the Company and its subsidiaries and affiliates. These parties may have received, and may in the future receive, customary compensation for these services.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement which is filed as Exhibit 10.1 to this Current Report on Form 8-K. The Credit Agreement has been included to provide investors with information regarding its terms. Except for its status as a contractual document that establishes and governs the legal relations among the parties thereto with respect to the transaction described in this Current Report on Form 8-K, the Credit Agreement is not intended to be a source of factual, business or operational information about the parties. Investors are not third-party beneficiaries under the Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties or any of their affiliates.

Item 2.03 Creation of a Direct Financial Obligation

The information included in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01(d) Exhibits

The following exhibits are furnished as part of this Current Report on Form 8-K:

Exhibit 10.1	Second Amended and Restated Global Revolving Credit Agreement, dated as of September 28, 2018, by and among, Ryder System, Inc., certain Ryder subsidiaries, and the lenders and agents named therein.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 3, 2018	RYDER SYSTEM, INC. (Registrant)
	By:	/s/ Art A. Garcia
	Name:	Art A. Garcia
	Title:	Executive Vice President and Chief Financial Officer